PROSPECTUS

                      8,000,000 TRUST PREFERRED SECURITIES
                          HOUSEHOLD CAPITAL TRUST VII
                        7.50% TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                         HOUSEHOLD INTERNATIONAL, INC.
                           --------------------------

                                   THE TRUST:

    Household Capital Trust VII is a Delaware business trust which will:

    - sell Trust Preferred Securities to the public;

    - sell common interests to Household International;

    - use the proceeds from these sales to buy an equal principal amount of 7.50% Junior Subordinated Deferrable Interest Notes due November 15, 2031 of Household International; and

    - distribute the cash payments it receives on the Notes to the holders of its Trust Preferred Securities and common interests.

                              QUARTERLY DISTRIBUTIONS:

    - For each Trust Preferred Security that you own, you will receive cumulative cash distributions, accumulating from November 8, 2001 at an annual rate of 7.50% of the liquidation amount of $25 per Trust Preferred Security, on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2002.

    - Household International may defer interest payments on the Notes at any time, and from time to time, for up to 20 consecutive quarters. If Household International does defer interest payments on the Notes, the Trust will also defer payment of distributions on the Trust Preferred Securities. However, deferred distributions will themselves accrue interest at an annual rate of 7.50%, to the extent permitted by law.

                                     REDEMPTION:

    - Household International may redeem the Notes on or after November 8, 2006 or at any time upon the occurrence of specified changes in tax law at a redemption price equal to their principal amount plus any accrued and unpaid interest to the redemption date. If Household International does redeem the Notes, the Trust will use the cash it receives on redemption of the Notes to redeem the Trust Preferred Securities and the common interests.

    INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

    We intend to list the Trust Preferred Securities on the New York Stock Exchange under the trading symbol "HIprV". We expect that the Trust Preferred Securities will begin trading on the New York Stock Exchange within 30 days after they are first issued.

                           --------------------------

                                                                    PER
                                                              TRUST PREFERRED
                                                                 SECURITY          TOTAL
                                                              ---------------   ------------
Public Offering Price(1)....................................      $25.00        $200,000,000
Underwriting Commission.....................................        (2)             (2)
Proceeds, before expenses, to the Trust.....................      $25.00        $200,000,000

--------------------------
(1) Plus accumulated distributions from November 8, 2001, if settlement occurs after that date.

(2) The underwriting commission of $.7875 per Trust Preferred Security will be paid by Household International. The total underwriting commission will be $6,300,000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that the Trust Preferred Securities will be ready for delivery in book-entry form through The Depository Trust Company on or about November 8, 2001.

                           --------------------------
                          JOINT BOOK-RUNNING MANAGERS

MORGAN STANLEY                                              SALOMON SMITH BARNEY
                                ---------------

A.G. EDWARDS & SONS, INC.

               MERRILL LYNCH & CO.

                              PRUDENTIAL SECURITIES

                                              UBS WARBURG
                           --------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 1, 2001.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
ABOUT THIS PROSPECTUS.................      2
SUMMARY INFORMATION--QUESTIONS &
  ANSWERS.............................      2
RISK FACTORS..........................      6
HOUSEHOLD CAPITAL TRUST VII...........      8
FINANCIAL STATEMENTS OF TRUST AND
  ACCOUNTING TREATMENT................      9
HOUSEHOLD INTERNATIONAL, INC..........      9
USE OF PROCEEDS.......................     10
RATIO OF EARNINGS TO FIXED CHARGES OF
  HOUSEHOLD...........................     10
SELECTED FINANCIAL INFORMATION OF
  HOUSEHOLD...........................     11
CAPITALIZATION OF HOUSEHOLD...........     12
DESCRIPTION OF TRUST PREFERRED
  SECURITIES..........................     12
DESCRIPTION OF THE PREFERRED
  SECURITIES GUARANTEE................     24

                                          PAGE
                                        --------
DESCRIPTION OF THE NOTES..............     27
EFFECT OF OBLIGATIONS UNDER THE NOTES
  AND THE PREFERRED SECURITIES
  GUARANTEE...........................     36
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSEQUENCES....................     37
CERTAIN ERISA CONSIDERATIONS..........     40
UNDERWRITING..........................     42
WHERE YOU CAN FIND MORE INFORMATION...     45
INCORPORATION OF INFORMATION WE FILE
  WITH THE SEC........................     45
LEGAL MATTERS.........................     46
EXPERTS...............................     46

                             ABOUT THIS PROSPECTUS

    You should only rely on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the Trust Preferred Securities to any person in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                    SUMMARY INFORMATION--QUESTIONS & ANSWERS

    This summary includes questions and answers that highlight selected information from the prospectus to help you understand the Trust Preferred Securities. This summary may not contain all the information that may be important to you. You should carefully read this prospectus to fully understand the terms of the Trust Preferred Securities, as well as the tax and other considerations that should be important to you in making a decision about whether to invest in the Trust Preferred Securities. You should pay special attention to the "Risk Factors" section to determine whether an investment in the Trust Preferred Securities is appropriate for you. You should also read the documents described under "Where You Can Find More Information" to learn more about Household's business.

    In this prospectus references to:

    - "Household International", "Household", "we", "us" and "our" are to Household International, Inc.,

    - "Household Trust" or "Trust" are to Household Capital Trust VII,

    - "Notes" are to the 7.50% Junior Subordinated Deferrable Interest Notes due November 15, 2031 of Household that are deposited with Household Trust, and

    - "Trust Preferred Securities" are to the 7.50% Trust Preferred Securities being offered by Household Trust through this prospectus.

Q:   WHO IS HOUSEHOLD TRUST?

A:   Household Trust is a business trust
     established under Delaware law that
     exists for the sole purpose of issuing
     the Trust Preferred Securities and a set amount of common interests for cash. The proceeds from these securities will be used by the Trust to purchase the Notes from us.

Q:   WHAT ARE THE TRUST PREFERRED SECURITIES?

A:   Each Trust Preferred Security is a
     preferred undivided beneficial ownership interest in the assets of Household
     Trust. The common interests issued by
     the Trust are subordinate to the Trust
     Preferred Securities with respect to
     distributions made by the Trust in the
     event the Trust is liquidated or
     dissolved. We will own all of the common interests of Household Trust. The sole assets of Household Trust will be our capital contribution to Household Trust for the common interests and our Notes that will be purchased from us by Household Trust.

Q:   WHAT DISTRIBUTIONS WILL I RECEIVE ON THE
     TRUST PREFERRED SECURITIES?

A:   The Trust Preferred Securities provide
     for quarterly cash distributions at the
     annual rate of 7.50% or $.46875 per
     quarter ($1.875 per year) for each Trust
     Preferred Security you own.
     Distributions are payable on each
     February 15, May 15, August 15 and
     November 15, beginning February 15,
     2002. Distributions will accumulate from the date Household Trust originally issues the Trust Preferred Securities, which is expected to be November 8, 2001. The initial cash distribution payable on February 15, 2002 will equal
     $.505208 for each Trust Preferred
     Security. Because the principal asset of Household Trust will be the Notes issued by us, Household Trust's ability to pay distributions on the Trust Preferred
     Securities is ultimately dependent upon
     our ability to make interest payments on those Notes. If we exercise our right to defer making an interest payment on our Notes, Household Trust will not be able to pay distributions to you until we resume making interest payments on those Notes.

Q:   WHO IS HOUSEHOLD?

A:   Household is a holding company. Our
     subsidiary companies provide consumer
     lending, credit cards and credit
     insurance products in the United States, the United Kingdom and Canada. Our principal executive offices are located at 2700 Sanders Road, Prospect Heights,
     Illinois 60070. Our telephone number is
     (847) 564-5000. For information about
     us, see the section "Household
     International, Inc." in this prospectus.
     You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More
     Information" in this prospectus.

Q:   WHAT ARE THE NOTES?

A:   The Notes are unsecured, junior
     subordinated debt obligations of
     Household. They rank below any of our
     senior debt, including normal day-to-day business expenses. We may exercise our right to defer interest payments on the Notes for a period of not more than 20 consecutive quarters. We cannot, however, defer any payments on the Notes beyond their stated maturity which is November 15, 2031. In certain circumstances we can elect to liquidate
     Household Trust and distribute the Notes to you.

Q:   CAN THE TRUST PREFERRED SECURITIES BE
     REDEEMED?

A:   The Trust must redeem the Trust
     Preferred Securities when the Notes are
     paid at maturity or if Household redeems the Notes early. Household can redeem the Notes in whole or in part from time to time on or after November 8, 2006.
     Also, Household can redeem the Notes at
     any time if there is a tax event as
     described in this prospectus. In the
     event of any redemption, you will be
     entitled to receive $25 per Trust
     Preferred

     Security plus accrued and unpaid
     distributions to the redemption date.

     The trustees of Household Trust can
     elect to liquidate Household Trust and
     distribute the Notes to you if at any
     time there is a specified tax event or a change in U.S. investment company law as described in this prospectus.

     Neither the Notes nor the Trust
     Preferred Securities can be redeemed at
     any time at the option of their holders.

Q:   ARE THERE ANY RISKS ASSOCIATED WITH MY
     INVESTMENT?

A:   Yes, an investment in the Trust
     Preferred Securities is subject to risk.
     Please refer to the section entitled
     "Risk Factors" in this prospectus for a
     description of these risks.

Q:   WHAT HAPPENS IF HOUSEHOLD TRUST DOESN'T
     PAY DISTRIBUTIONS ON THE TRUST PREFERRED
     SECURITIES?

A:   If your distributions are deferred, you
     will still accumulate distributions at
     the annual rate of 7.50% plus you will
     be entitled to additional distributions
     at the same rate, compounded quarterly,
     on any deferred distribution that
     remains unpaid.

     If distributions are deferred, during
     that period until all scheduled
     quarterly distributions which are due
     and owing are paid or set aside for
     payment to you, we may not, except in
     limited circumstances, declare or pay
     dividends on, acquire, or make a
     liquidation payment with respect to, any of our outstanding capital stock.

     This limitation prevents us from paying
     cash or other dividends to our
     shareholders if payments are not being
     made on the Trust Preferred Securities,
     the Notes or the guarantee issued by us
     in connection with the Trust Preferred
     Securities. However, these provisions
     will not restrict:

        - our ability to pay dividends or distributions on our capital stock in shares of, or options, warrants or rights to subscribe for or purchase shares of our capital stock;

        - our ability to convert or exchange our common stock or preferred stock of one class into our common stock or preferred stock of another class;

        - our ability to redeem or purchase any rights under a rights agreement applicable to our common stock or issue preferred stock under those rights; and

        - our ability to purchase our capital stock in the open market or in private transactions for employee benefit or similar purposes.

Q:   WHAT IS THE PREFERRED SECURITIES
     GUARANTEE?

A:   We will guarantee, to the extent
     described in this prospectus:

        - distribution of quarterly payments on the Trust Preferred Securities by Household Trust to you to the extent Household Trust receives distributions on the Notes;

        - the redemption amount due to you if Household Trust redeems the Trust Preferred Securities; and

        - the liquidation amount of the Trust Preferred Securities if Household Trust is liquidated.

    Our obligations under the Preferred Securities Guarantee, like our Notes, are subordinate and junior in right of payment to all other of our liabilities and rank equally with our most senior preferred stock and similar guarantees of ours with respect to previous and future issues of securities that are similar to the Trust Preferred Securities.

Q:   CAN HOUSEHOLD TRUST BE LIQUIDATED?

A: Household has the right to liquidate the Trust under certain circumstances and cause cash or the Notes to be distributed to you as part of the Trust liquidation. If

     Household Trust is liquidated and cash
     is to be distributed, you will be
     entitled to receive $25 plus any
     accumulated and unpaid distributions per
     Trust Preferred Security before we can
     receive any payment for our common
     interests. If Household Trust is
     liquidated and the Notes are
     distributed, you will be entitled to
     receive $25 principal amount of Notes
     plus accumulated and unpaid
     distributions per Trust Preferred
     Security.

Q:   DO I HAVE VOTING RIGHTS?

A: Except in limited circumstances you will not have any voting rights. The holders of a majority of the Trust Preferred
     Securities, however, have the right to
     direct the time, method and place of
     conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust power conferred upon the property trustee.

Q:   IN WHAT FORM WILL THE TRUST PREFERRED
     SECURITIES BE ISSUED?

A:   The Trust Preferred Securities will be
     issued in the form of a global
     certificate or certificates registered
     in the name of Cede & Co., as nominee
     for The Depository Trust Company also
     known as DTC. This means you will not
     receive a certificate for your Trust
     Preferred Securities. Your interests in
     the Trust Preferred Securities will be
     evidenced by, and transfers of the Trust
     Preferred Securities will be effected
     only through, records maintained by the
     participants in DTC.

Q:   WILL THE TRUST PREFERRED SECURITIES BE
     LISTED ON A STOCK EXCHANGE?

A:   We intend to list the Trust Preferred
     Securities on the New York Stock
     Exchange. If approved for listing,
     trading on the New York Stock Exchange
     will begin within 30 days after the
     issuance of the Trust Preferred
     Securities. The listing of the Trust
     Preferred Securities will not
     necessarily ensure that a liquid trading market will be available for the Trust
     Preferred Securities.

                                  RISK FACTORS

    Your investment in the Trust Preferred Securities will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Trust Preferred Securities is suitable for you.

YOU WILL ONLY RECEIVE DISTRIBUTIONS IF PAYMENTS ON THE NOTES ARE MADE

    Household Trust's ability to pay distributions on the Trust Preferred Securities to you is dependent upon its receipt of payments on the Notes it holds. We may defer interest payments on the Notes for up 20 consecutive quarters. If we fail to make the payments of interest or principal on the Notes the Trust will lack the funds necessary to pay distributions on the Trust Preferred Securities. If Household Trust does not make payments to you on the Trust Preferred Securities, we will be restricted from, among other things, paying cash or certain other dividends on our capital stock.

THERE MAY BE TAX CONSEQUENCES TO YOU IF WE FAIL TO PAY YOU DISTRIBUTIONS

    As a holder of the Trust Preferred Securities, each of which represents a preferred ownership interest in the assets of Household Trust, if we defer the payment of interest and principal on the Notes you will be required to accrue income, for United States federal income tax purposes, on the cumulative deferred distributions and accumulated interest allocable to your Trust Preferred Securities. As a result, you will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from Household Trust related to that distribution if you dispose of your Trust Preferred Securities before the record date for the date on which those distributions are made.

OUR OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND OUR NOTES ARE
  SUBORDINATED

    Our obligations under the Preferred Securities Guarantee are unsecured and will rank in priority of payment:

    - subordinate and junior in right of payment to all of our other liabilities; and

    - equally with any of our most senior preferred stock issued from time to time, and similar guarantees of ours with respect to previous and future issues of securities that are similar to the Trust Preferred Securities.

This means that our obligations under the Preferred Securities Guarantee will not be paid unless we can satisfy in full all of our other obligations ranking senior to the Preferred Securities Guarantee.

    Our obligations under our Notes issued to Household Trust are subordinate and junior in right of payment to all of our senior indebtedness, including our day-to-day expenses. At September 30, 2001, we had outstanding senior indebtedness aggregating approximately $3.36 billion which would have ranked senior to our obligations under the Preferred Securities Guarantee and our Notes. In addition, because we are a holding company, our obligations under the Notes and the Preferred Securities Guarantee are effectively subordinated to all existing and future liabilities of our subsidiaries.

    There are no terms in the Trust Preferred Securities, the Preferred Securities Guarantee or the Notes that limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the Notes or the Preferred Securities Guarantee.

REDEMPTION OF THE TRUST PREFERRED SECURITIES OR NOTES MAY AFFECT YOUR RETURN

    Under certain circumstances involving a tax event or a change in U.S. investment company law, we may dissolve Household Trust, pay its creditors, if any, and distribute the Notes to you in exchange for the Trust Preferred Securities. If your Trust Preferred Securities are exchanged for the Notes,

    - the trading value of the Notes may be lower than the trading value of the Trust Preferred Securities, which may result in a lower return upon your sale of the Notes; and

    - any resulting loss might not be deductible for tax purposes.

    Because you may receive Notes upon the occurrence of a tax event or a change in U.S. investment company law, in connection with your investment decision with regard to the Trust Preferred Securities you are also making an investment decision with regard to the Notes. You should carefully review all the information regarding the Notes contained in this prospectus.

ENFORCEMENT OF YOUR RIGHTS BY OR ON YOUR BEHALF IS LIMITED

    If at any time:

    - you have not received a distribution on the Trust Preferred Securities for six consecutive quarters; or

    - an event of default occurs and is continuing on the Notes;

then:

    - you will be entitled to elect one trustee of the Trust;

    - you would rely on the enforcement by the property trustee of its rights, as a holder of the Notes, against us; and

    - the property trustee, under our guarantee of the Trust Preferred Securities, will have the right to enforce the terms of the guarantee.

    Our guarantee only guarantees payments to you in the event Household Trust has the funds to make such payments. If your Trust Preferred Securities are exchanged for the Notes, you would only look to the Notes for repayment.

    Except in the case of failure by us to pay interest on principal on the Notes, you will not be able to proceed directly against us to enforce the Notes or the guarantee unless the property trustee or the trustee for the guarantee fail to do so.

YOU HAVE LIMITED VOTING RIGHTS

    As a holder of the Trust Preferred Securities you will have limited voting rights and will not be entitled to vote to appoint, change, or to increase or decrease the number of trustees of Household Trust appointed by us. Since we own all of Household Trust's common interests, those rights are ours exclusively.

THERE IS NO PRIOR MARKET FOR THE TRUST PREFERRED SECURITIES

    This series of Trust Preferred Securities constitutes a new issue of securities with no established trading market. Household Trust intends to list the Trust Preferred Securities on the New York Stock Exchange. There can be no assurance that an active market for the Trust Preferred Securities will develop or be sustained in the future on the New York Stock Exchange. Although the underwriters have indicated to us that they intend to make a market in the Trust Preferred Securities, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, there is no assurance that a trading market for the Trust Preferred Securities will exist and no assurance as to the liquidity of any trading market.

POTENTIAL TAX LAW CHANGES

    Certain tax law changes have been proposed from time to time which could affect the deductibility of interest paid on the Notes. None of these proposals have become law. If they were to become law, however, that event could result in the early redemption of the Trust Preferred Securities.

                          HOUSEHOLD CAPITAL TRUST VII

    The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 1, 2001. The Trust's business is defined in a Declaration of Trust, executed by Household International, as sponsor and the Household International trustees. The Declaration of Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Trust will issue only the Trust Preferred Securities and the common interests (together, the "Trust Securities"). Upon issuance of the Trust Preferred Securities, the purchasers thereof will own all of the Trust Preferred Securities. Household International will acquire all of the common interests in the Trust for an aggregate liquidation value equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interest in the assets of the Trust,
(ii) investing the gross proceeds of the Trust Securities in the Notes and
(iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately 35 years, but may terminate earlier as provided in the Declaration.

    The Trust's business and affairs will be conducted by the trustees appointed by Household International, as holder of the common interests. The duties and obligations of the Household International trustees shall be governed by the Declaration. Pursuant to the Declaration, the number of Household International trustees will initially be five. Three of the Household International trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with Household International. The fourth trustee will be a financial institution which maintains a principal place of business in the State of Delaware and which is unaffiliated with Household International. The fifth trustee will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act. The Bank of New York (Delaware) will act as the trustee with a principal place of business in the State of Delaware. BNY Midwest Trust Company, an affiliate of The Bank of New York (Delaware), will be the other trustee and will act as the property trustee until removed or replaced by Household. BNY Midwest Trust Company will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantee." In certain circumstances, the holders of a majority of the Trust Preferred Securities will be entitled to appoint one Regular Trustee (a "Special Regular Trustee"), who need not be an officer or employee of, or otherwise affiliated with, Household International. See "Description of Trust Preferred Securities--Voting Rights."

    The property trustee will hold title to the Notes for the benefit of the holders of the Trust Preferred Securities and will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Notes. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing trust bank account (the "Property Account") to hold all payments made in respect of the Notes for the benefit of the holders of the Trust Preferred Securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Trust Preferred Securities. Subject to the right of the holders of the Trust Preferred Securities to appoint a Special Regular Trustee, Household International, as the holder of all the common interests, will have the right to appoint, remove or replace any Household International trustee and to increase the number of Household International trustees. Household International will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Notes--Miscellaneous."

    The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act (the "Delaware Trust Act") and the Trust Indenture Act. See "Description of Trust Preferred Securities."

    The Trust's registered office in the State of Delaware is c/o The Bank of New York (Delaware), White Clay Center, Newark, Delaware 19711. The principal place of business of the Trust shall be c/o Household International, 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone number
(847) 564-5000).

             FINANCIAL STATEMENTS OF TRUST AND ACCOUNTING TREATMENT

    The financial statements of the Trust will be consolidated with Household International's financial statements, with the Trust Preferred Securities shown as "Company obligated mandatorily redeemable preferred securities of subsidiary trusts." There are no separate financial statements of Household Trust in this prospectus. We do not believe such financial statements would be helpful because:

    - The Trust is a direct wholly-owned subsidiary of Household International, which files consolidated financial information under the Exchange Act.

    - The Trust does not have any independent operations other than the issuing of the Trust Preferred Securities and common interests, and purchasing the Notes.

    - The obligations of Household International under the Notes and the Preferred Securities Guarantee have the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. Holders of Trust Preferred Securities may, under certain circumstances, enforce these obligations directly against Household International.

    The Trust is not, and will not become, subject to the information reporting requirements of the Exchange Act.

                         HOUSEHOLD INTERNATIONAL, INC.

    Household International was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. Household traces its origin back to an office established in 1878. In 1985 we initiated a restructuring program that has resulted in the sale of our merchandising, transportation and manufacturing businesses. Our operational focus is on the areas of consumer lending that we believe offer us the best opportunity to achieve highest returns on our capital. Our principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

    Through subsidiaries, we offer numerous consumer lending products primarily to middle-market consumers in the United States, the United Kingdom and Canada. We offer real estate secured loans, auto finance loans, tax refund anticipation loans, MasterCard* and VISA* credit cards, private label credit cards, retail installment sales finance loans and other types of unsecured loans. Also, in conjunction with this business, we make credit life, credit accident, health and disability, term and specialty insurance available to our customers.

------------------------

* MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA, USA, Inc., respectively.

    Household International is principally a holding company whose primary source of funds is cash received from its subsidiaries primarily in the form of dividends and borrowings under intercorporate agreements. Dividend distributions to us from our savings and loan, banking and insurance subsidiaries may be restricted by foreign, federal and state laws and regulations. Dividend distributions from our foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company, the rights of any of our creditors or stockholders to participate in the assets of any subsidiary upon our liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except in cases where we are a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit our ability to make payments to our creditors or to pay dividends on our preferred stock or common stock at current levels. Also, there are no restrictions which we reasonably believe are likely to materially limit future payments to our creditors or of dividends.

                                USE OF PROCEEDS

    The proceeds from the sale of the Trust Preferred Securities will be used by the Trust to purchase the Notes. Household International will use the net proceeds from the sale of such Notes for the repayment of indebtedness we incurred in the normal and ordinary course of our business and for other general corporate purposes, including advances or capital contributions to our subsidiaries.

                RATIO OF EARNINGS TO FIXED CHARGES OF HOUSEHOLD

    The ratio of earnings to fixed charges for Household International and subsidiaries for the periods indicated below was as follows:

                                                        SIX MONTHS
                                                           ENDED
                                                         JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                    -------------------   ----------------------------------------------------
                                                      2001       2000       2000       1999       1998       1997       1996
                                                    --------   --------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges................    1.61       1.64       1.65       1.79       1.37       1.58       1.54

    For purposes of calculating the above ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). The 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the December 31, 1998 ratio would have been 1.75.

                  SELECTED FINANCIAL INFORMATION OF HOUSEHOLD

    The financial information which is set forth below as of and for the three years ended December 31, 2000 has been derived from the consolidated financial statements and notes thereto of Household International and subsidiaries which have been audited by Arthur Andersen LLP, independent certified public accountants. All consolidated financial information of Household International and subsidiaries presented below should be read in conjunction with the detailed financial statements included in documents on file with the Commission and listed under "Incorporation of Information We File with the SEC" in this prospectus. The selected financial information as of and for the six months ended June 30, 2001 and 2000 are unaudited and should be read in conjunction with Household's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, which is incorporated by reference herein. Operating results for the six months ended June 30, 2001 should not be considered indicative of results for any future periods or the year ending December 31, 2001. All dollar amounts stated below are in millions.

                                                      SIX MONTHS ENDED               YEAR ENDED
                                                          JUNE 30,                  DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       2001       2000       2000       1999       1998
                                                     --------   --------   --------   --------   --------
                                                         (UNAUDITED)
STATEMENT OF INCOME DATA:
  Finance and other interest income................  $4,881.5   $4,008.3   $8,694.3   $6,582.9   $5,661.3
  Interest expense.................................   2,155.2    1,754.7    3,928.9    2,776.6    2,517.0
                                                     --------   --------   --------   --------   --------
  Net interest margin..............................   2,726.3    2,253.6    4,765.4    3,806.3    3,144.3
  Provision for credit losses on owned
    receivables....................................   1,360.7    1,017.7    2,116.9    1,716.4    1,516.8
                                                     --------   --------   --------   --------   --------
  Net interest margin after provision for credit
    losses.........................................   1,365.6    1,235.9    2,648.5    2,089.9    1,627.5
                                                     --------   --------   --------   --------   --------
  Securitization revenue...........................     806.9      702.0    1,476.6    1,393.5    1,548.9
  Insurance revenue................................     317.9      266.8      561.2      534.6      492.8
  Investment income................................      79.6       83.3      174.2      168.8      161.2
  Fee income.......................................     470.6      375.2      825.8      595.5      599.7
  Other income.....................................     211.1      165.2      228.8      223.8      243.7
  Gain on sale of Beneficial Canada................        --         --         --         --      189.4
                                                     --------   --------   --------   --------   --------
      Total other revenues.........................   1,886.1    1,592.5    3,266.6    2,916.2    3,235.7
                                                     --------   --------   --------   --------   --------
  Salaries and fringe benefits.....................     764.8      623.6    1,312.1    1,048.7    1,021.3
  Sales incentives.................................     128.1      100.2      203.6      145.9      106.2
  Occupancy and equipment expense..................     167.2      151.1      306.6      270.9      316.1
  Other marketing expenses.........................     264.2      258.4      470.9      370.0      403.2
  Other servicing and administrative expenses......     365.1      330.9      589.7      547.9      654.9
  Amortization of acquired intangibles and
    goodwill.......................................      76.4       82.1      160.0      143.9      170.6
  Policyholders' benefits..........................     150.6      131.2      261.7      258.1      238.2
  Merger and integration related costs.............        --         --         --         --    1,000.0
                                                     --------   --------   --------   --------   --------
      Total costs and expenses.....................   1,916.4    1,677.5    3,304.6    2,785.4    3,910.5
                                                     --------   --------   --------   --------   --------
  Income before income taxes.......................   1,335.3    1,150.9    2,610.5    2,220.7      952.7
  Income taxes.....................................     464.5      394.1      909.8      734.3      428.6
                                                     --------   --------   --------   --------   --------
      Net income...................................  $  870.8   $  756.8   $1,700.7   $1,486.4   $  524.1(2)
                                                     ========   ========   ========   ========   ========

                                                                                     AS OF DECEMBER 31,
                                                               JUNE 30,     ------------------------------------
                                                                 2001         2000         1999         1998
                                                              -----------   ---------   ----------   -----------
                                                              (UNAUDITED)
PERIOD END BALANCE SHEET DATA:
  Total assets:
      Owned.................................................  $ 80,977.6    $76,706.3    $60,749.4     $52,892.7
      Managed(1)............................................   100,761.3     96,955.8     80,188.3      72,594.6
  Deposits..................................................     7,943.3      8,676.9      4,980.0       2,105.0
  Total other debt..........................................    59,848.8     55,840.9     45,665.1      40,356.5
  Company obligated mandatorily redeemable
    preferred securities of subsidiary trusts...............       875.0        675.0        375.0         375.0
  Preferred stock...........................................       164.4        164.4        164.4         164.4
  Common shareholders' equity...............................     7,896.4      7,951.2      6,450.9       6,221.4

------------------------------
(1) Managed assets include assets on our balance sheet and assets that we service for investors as part of our asset securitization program.

(2) Excluding merger and integration related costs of $751.0 million after-tax and the $118.5 million after-tax gain on sale of Beneficial's Canadian operations, operating net income was $1,156.6 million.

                          CAPITALIZATION OF HOUSEHOLD

    The following table sets forth the consolidated capitalization of Household International at June 30, 2001 and as adjusted to reflect a proposed application of the estimated net proceeds from the sale of the Trust Preferred Securities to reduce our short-term borrowings. See "Use of Proceeds." The table should be read in conjunction with Household International's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Information We File with the SEC."

                                                          ACTUAL     PRO FORMA
                                                         ---------   ---------
                                                              (UNAUDITED)
                                                         (DOLLARS IN MILLIONS)
Deposits...............................................  $ 7,943.3   $ 7,943.3
Commercial paper, bank and other borrowings............   11,194.8    10,994.8
Senior and senior subordinated debt (with original
  maturities over one year)............................   48,654.0    48,654.0
                                                         ---------   ---------
Total debt.............................................   67,792.1    67,592.1
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts(1)...................      875.0     1,075.0
Preferred stock........................................      164.4       164.4
Common shareholders' equity............................    7,896.4     7,896.4
                                                         ---------   ---------
Total capitalization...................................  $76,727.9   $76,727.9
                                                         =========   =========

------------------------

(1) The sole assets of the trusts are Junior Subordinated Deferrable Interest Notes issued by Household International in January 2001, June 2000,
    March 1998, June 1996 and June 1995, bearing interest at 8.25, 10.00, 7.25,
    8.70 and 8.25 percent, respectively, with principal balances of $206.2, $309.3, $206.2, $103.1 and $77.3 million, respectively, and due January 30, 2031, June 30, 2030, December 31, 2037, June 30, 2036 and June 30, 2025,
    respectively.

(2) Pro forma assets of the trusts includes the $206.2 million principal amount of Notes issued by Household International in connection with the issuance of the Trust Preferred Securities offered hereby.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

    The Trust Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The property trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Trust Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the registration statement, of which this prospectus is a part, the Delaware Trust Act and the Trust Indenture Act.

    The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Trust Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the common interests, which represent common undivided beneficial interests in the assets of the Trust. All of the common interests will be owned by Household International. The common interests rank PARI PASSU, and payments will be made to them on a PRO RATA basis with the Trust Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the common interests to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred

Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Preferred Securities and the common interests or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the property trustee will own and hold the Notes for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by Household International on a subordinated basis as and to the extent described under "Description of the Preferred Securities Guarantee." The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Trust Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions on the Trust Preferred Securities when the Trust does not have sufficient available funds in the Property Account to make such distributions. In such event, the remedy of a holder of Trust Preferred Securities is to
(i) vote to appoint a Special Regular Trustee, (ii) to direct the property trustee to enforce its rights under the Notes or (iii) if the failure of the Trust to pay distributions is attributable to the failure of Household International to pay interest or principal on the Notes, institute a proceeding directly against Household International for enforcement of payment to such holder of the principal or interest on the Notes having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the respective due date specified in the Notes. See "Description of the Trust Preferred Securities--Voting Rights."

DISTRIBUTIONS

    Distributions on the Trust Preferred Securities will be fixed at a rate per annum of 7.50% of the stated liquidation amount of $25 per Trust Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 7.50% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed (i) for any full 90-day quarterly distribution period, on the basis of a 360-day year of twelve 30-day months and (ii) for any period shorter than a full 90-day quarterly distribution period on the basis of a 30-day month, and for periods of less than a month, the actual number of days elapsed per 30-day month.

    Distributions on the Trust Preferred Securities will be cumulative, will accrue from November 8, 2001 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year to the holders of record on the applicable record date, commencing February 15, 2002 when, as and if available for payment by the property trustee, except as otherwise described below. The distribution on February 15, 2002 will include the period from November 8, 2001 to February 15, 2002.

    Household International has the right under the Indenture to defer payments of interest on the Notes by extending the interest payment period from time to time on the Notes (each, an "Extension Period"). If Household elects to defer such payments, this would defer quarterly distributions on the Trust Preferred Securities (though such distributions would continue to accrue interest since interest would continue to accrue on the Notes) during any such extended interest payment period. In the event that Household International exercises this right, then (a) Household International shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (iii) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank PARI PASSU with or junior to the Notes. The foregoing, however, will not apply to any stock dividends paid by Household International where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Household International may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and provided further that no Extension Period may extend beyond the maturity of the Notes. Upon the termination of any Extension Period and the payment of all amounts then due, Household International may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Notes--Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Trust Preferred Securities, if funds are available therefor, as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

    Distributions on the Trust Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Trust Preferred Securities will be limited to payments received under the Notes. See "Description of the Notes." The payment of distributions out of moneys held by the Trust is guaranteed by Household International to the extent set forth under "Description of the Preferred Securities Guarantee."

    Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Trust Preferred Securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Such distributions will be paid through the property trustee, who will hold amounts received in respect of the Notes in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event the Trust Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select record dates which shall be more than one business day, but less than 30 business days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Trust Preferred Securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. A "business day" shall mean any day other than Saturday, Sunday or any day on which banking institutions in Chicago, Illinois, New York, New York, or the State of Delaware are authorized or required by law to close.

MANDATORY REDEMPTION

    The Notes will mature on November 15, 2031, and may be redeemed at any time, in whole or in part, on or after November 8, 2006 or at any time, in whole or in part, in certain circumstances upon the occurrence of a tax event. See "--Special Event Redemption or Distribution" below. Upon the repayment of the Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Notes so repaid or redeemed at $25 per Trust Preferred Security plus accrued and unpaid distributions thereon to the redemption date; provided that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Notes." In the event that fewer than all of the outstanding Trust Preferred Securities are to be redeemed, the Trust Preferred Securities will be redeemed as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    "Tax event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Notes, (ii) interest payable to the Trust on the Notes would not be deductible, in whole or in part, by Household International for United States federal income tax purposes or (iii) the Trust would be subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges, which amendment or change becomes effective on or after the date of this prospectus.

    A "change in U.S. investment company law" means that the Regular Trustees shall have received an opinion from independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which change becomes effective on or after the date of this prospectus.

    If, at any time, a tax event or a change in U.S. investment company law (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below, be dissolved with the result that Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, all securities issued by the Trust would be distributed to the holders of such securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Special Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters, which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of all securities issued by the Trust will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Notes; and, provided further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, Household International or the holders of all securities issued by the Trust, the Trust will pursue such action or measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a tax event, (i) Household International has received an opinion from independent tax counsel experienced in such matters that, as a result of the tax event, there is more than an insubstantial risk that Household International would be precluded from deducting the interest on the Notes for United States federal income tax purposes even after the Notes were distributed to the holders of all securities issued by the Trust in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such counsel that the legal opinion required to be delivered with respect to the recognition of gain or loss as described above cannot be delivered, Household International shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Notes in whole or in part for cash within 90 days following the occurrence of such tax event, and, following such redemption, such securities with an aggregate liquidation amount equal to the aggregate principal amount of the Notes so redeemed shall be redeemed by the Trust at the redemption price on a pro rata basis; provided, however, that, if at the time there is available to Household International or the Trust the opportunity to eliminate, within such 90 day period, the tax event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, the holders of securities issued by the Trust or Household International, the Trust will pursue such action or measure in lieu of redemption.

    If Notes are distributed to the holders of the Trust Preferred Securities, Household International will use its best efforts to have the Notes listed on the New York Stock Exchange or on such other exchange as the Trust Preferred Securities are then listed.

    After the date for any distribution of Notes upon dissolution of the Trust,
(i) the Trust Preferred Securities and Preferred Securities Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Notes to be delivered upon such distribution and (iii) any certificates representing the Trust Preferred Securities and the Preferred Securities Guarantee not held by the depositary or its nominee will be deemed to represent Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distribution on, such Trust Preferred Securities, until such certificates are presented to Household International or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Trust Preferred Securities or the Notes that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding Trust Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the Trust gives a notice of redemption in respect of the Trust Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Household International has paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the Notes, the property trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. See "--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of the Trust Preferred Securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of the Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by Household International pursuant to the Preferred Securities Guarantee, distributions on such Trust Preferred Securities will continue to accrue from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    In the event that fewer than all of the outstanding Trust Preferred Securities are to be redeemed, the Trust Preferred Securities will be redeemed as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

    Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), Household International or its affiliates may, at any time and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, the holders of the Trust Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Preferred Security plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with such liquidation, dissolution, winding-up or termination, Notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Preferred Securities have been distributed on a pro rata basis to the holders of Trust Preferred Securities.

    If, upon any such dissolution, the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities shall be paid on a pro rata basis. The holders of the common interests will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Trust Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the common interests with respect to such distributions.

    Pursuant to the Declaration, the Trust shall terminate (i) on December 31, 2036, the expiration of the term of the Trust, (ii) upon the bankruptcy of Household International, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Household International (except for permitted mergers, consolidations or reorganizations of Household International), the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of Household International and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Notes following the occurrence of a Special Event,
(v) upon the redemption of all of the securities issued by the Trust or
(vi) upon the entry of a decree of a judicial dissolution of Household International or the Trust.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture constitutes an event of default under the Declaration with respect to the Trust Preferred Securities (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the common interests will be deemed to have waived any Declaration Event of Default with respect to the common interests until all Declaration Events of Default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the property trustee with respect to certain matters under the Declaration, and therefore the Indenture. In the event that any Declaration Event of Default with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the Declaration, the holders of common interests pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the common interests for

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all purposes under the Declaration without any further act, vote or consent of the holders of common interests. See "--Voting Rights."

    If the property trustee fails to enforce its rights under the Notes, any holder of Trust Preferred Securities may directly institute a legal proceeding against Household International to enforce the property trustee's rights under the Notes, without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Notes on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Trust Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Notes having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the respective due date specified in the Notes. In connection with such action, Household International will be subrogated to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by Household International to such holder of Trust Preferred Securities in such action. The holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Notes.

    Upon the occurrence of a Declaration Event of Default, the property trustee, as the sole holder of the Notes, will have the right under the Indenture to declare the principal of and interest on the Notes to be immediately due and payable.

VOTING RIGHTS

    Except as provided below, under the Delaware Trust Act, the Trust Indenture Act and "Description of the Preferred Securities Guarantee--Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Trust Preferred Securities will have no voting rights.

    If (i) the Trust fails to pay distributions in full on the Trust Preferred Securities for six consecutive quarterly distribution periods, or (ii) a Declaration Event of Default occurs and is continuing then the holders of the Trust Preferred Securities, acting as a single class, will be entitled by the majority vote of such holders to appoint a Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for six consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Any holder of Trust Preferred Securities (other than Household International or any of its affiliates) shall be entitled to nominate any person to be appointed as Special Regular Trustee. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees shall convene a meeting of the holders of Trust Preferred Securities for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the outstanding Trust Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. Any Special Regular Trustee so appointed shall cease to be a Special Regular Trustee if the event pursuant to which the Special Regular Trustee was appointed and all other events which could cause such appointment cease to be continuing. Notwithstanding the appointment of any Special Regular Trustee, Household International shall retain all rights under the Indenture, including the right to extend or defer interest payments as provided under "Description of the Notes--Option to Extend Interest Payment Period." If such an extension or deferment occurs, there will be no Indenture event of default, and therefore no Declaration Event of Default, for failure to make any scheduled interest payment during that period.

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
    The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the Declaration, including the right to direct the property trustee, as the holder of the Notes, to (i) direct the time, method or place of conducting any proceeding for any remedy available to the Debt Trustee or exercise any trust or power conferred on the Debt Trustee with respect to the Notes,
(ii) waive any past Indenture event of default which is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all Notes shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Notes where such consent shall be required; provided that where a consent or action under the Indenture would require the consent or action of the holders of more than a majority in principal amount of the Notes (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Trust Preferred Securities may direct the property trustee to give such consent or take such action. If the property trustee fails to enforce its rights under the Notes, a holder of Trust Preferred Securities may institute a legal proceeding directly against Household International to enforce the property trustee's rights under the Notes without first instituting any legal proceeding against the property trustee or any other person or entity. The property trustee shall notify all holders of the Trust Preferred Securities of any notice of default received from the Debt Trustee with respect to the Notes. Such notice shall state that such Indenture event of default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any action described in clauses (i), (ii), (iii) or (iv) above unless the property trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

    In the event the consent of the property trustee, as the holder of the Notes, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the property trustee shall request the direction of the holders of the securities issued by the Trust with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the such securities voting together as a single class, provided that where a consent under the Indenture would require the consent of a Super-Majority, the property trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of all securities issued by the Trust which the relevant Super-Majority represents of the aggregate principal amount of the Notes outstanding. The property trustee shall not take any such action in accordance with the directions of the holders of all securities issued by the Trust unless the property trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

    A waiver of an Indenture event of default by the property trustee at the direction of the holders of the Trust Preferred Securities will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of securities issued by the Trust or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Trust Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel Trust Preferred Securities or distribute Notes in accordance with the Declaration.

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
    Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities at such time that are owned by Household International or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with Household International, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which holders of Trust Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Except in the limited circumstances described above in connection with the appointment of a Special Regular Trustee, holders of the Trust Preferred Securities will have no rights to appoint or remove the Household International trustees, who may be appointed, removed or replaced solely by Household International, as the direct or indirect holder of all the common interests.

MODIFICATION OF THE DECLARATION

    The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees, provided that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the holders of securities issued by the Trust, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of all the securities issued by the Trust voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Preferred Securities affected thereby, provided that (a) any modification of the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee or (b) a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity dates of the Trust Preferred Securities, shall not be permitted without the consent of each holder of Trust Preferred Securities. In the event any amendment or proposal referred to in clause (i) above would materially adversely affect only the Trust Preferred Securities or the common interests, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the property trustee or (iii) cause the Trust to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the securities issued by the Trust, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the securities issued by the Trust or (y) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Household International expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the Notes, (iii) the Trust Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Trust Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization,
(v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),
(vi) such successor entity has a purpose identical to that of the Trust,
(vii) prior to such merger, consolidation, amalgamation or replacement, Household International has received an opinion from independent counsel experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) Household International guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust. In addition, so long as any Trust Preferred Securities are outstanding and are not held entirely by Household International, the Trust may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under "--Special Event Redemption or Distribution."

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Trust Preferred Securities certificates will be issued, representing in the aggregate the total number of Trust Preferred Securities, and will be deposited with DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Trust Preferred Security.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

    Purchases of Trust Preferred Securities within the DTC system must be made by or through direct participants, which will receive a credit for the Trust Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Trust Preferred Securities is in turn to be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Trust Preferred Securities, except in the event that use of the book-entry system for the Trust Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Trust Preferred Securities deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Trust Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Trust Preferred Securities. DTC's records reflect only the identity of the direct participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Trust Preferred Securities are being redeemed, DTC will use a lottery to select certain of the Trust Preferred Securities to be redeemed in accordance with its procedures.

    Although voting with respect to the Trust Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy to the Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Trust Preferred Securities are credited on the record date (identified in listing attached to the omnibus proxy). Household International and the Trust believe the arrangements among DTC, participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

    Distribution payments on the Trust Preferred Securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the Trust, any trustee or Household International, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of participants.

    Except as provided herein, a beneficial owner in a global Trust Preferred Security will not be entitled to receive physical delivery of Trust Preferred Securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Trust Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the Trust Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Trust Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with consent of Household International) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Trust Preferred Securities. In that event, certificates for the Trust Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Household International and the Trust believe to be reliable, but Household International and the Trust take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Preferred Securities, unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Trust Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the property trustee to take any action following a Declaration Event of Default. The property trustee also serves as trustee under the Preferred Securities Guarantee.

    Household International, and certain of its affiliates, maintain a banking relationship with the property trustee. The property trustee, or affiliates thereof, serves as trustee under other indentures pursuant to which securities of Household International, or an affiliate, are outstanding.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

    In the event that the Trust Preferred Securities do not remain in book-entry only form, the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or Household International may require) in respect of any tax or other government charges which may be imposed in relation to it, the Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Trust Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. Household International is authorized and directed to conduct its affairs so that the Notes will be treated as indebtedness of Household International for United States federal income tax purposes. In this connection, the Regular Trustees and Household International are authorized to take any action, not inconsistent with applicable law, the Declaration or the amended and restated certificate of incorporation of Household International, that each of the Regular Trustees and Household International determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Trust Preferred Securities.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

    Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by Household International for the benefit of the holders from time to time of Trust Preferred Securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. BNY Midwest Trust Company will act as indenture trustee under the Preferred Securities Guarantee including for purposes of the Trust Indenture Act. The terms of the Preferred Securities Guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to the Preferred Securities Guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. The Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of holders of the Trust Preferred Securities.

GENERAL

    Pursuant to the Preferred Securities Guarantee, Household International will irrevocably agree, to the extent set forth therein, to pay in full to the holders of the Trust Preferred Securities, the guarantee payments (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The guarantee payments with respect to the Trust Preferred Securities, to the extent not paid or made by the Trust, will be:
(i) any accrued and unpaid distributions on the Trust Preferred Securities where Household International has made a payment of principal, premium or interest on the Notes held by the property trustee, (ii) the redemption price, including all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor with respect to the Trust Preferred Securities called for redemption by the Trust and (iii) upon a liquidation of the Trust (other than in connection with the distribution of Notes to the holders of Trust Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of the Trust. Household International's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Household International to the holders of Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

    If Household International does not make interest payments on the Notes held by the property trustee, the Trust will not make distributions on the Trust Preferred Securities. The Preferred Securities Guarantee will guarantee, on a subordinated basis, the guarantee payments with respect to the Trust Preferred Securities from the time of issuance of the Trust Preferred Securities, but will not apply to the payment of distributions and other payments on the Trust Preferred Securities when the property trustee does not have sufficient funds in the Property Account to make such distributions or other payments. The Preferred Securities Guarantee, when taken together with Household International's obligations under the Notes, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by Household International of amounts due on the Trust Preferred Securities.

CERTAIN COVENANTS OF HOUSEHOLD INTERNATIONAL

    In the Preferred Securities Guarantee, Household International will covenant that, so long as the Trust Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that would constitute an event of default under the Preferred Securities Guarantee or the Declaration, then
(a) Household International will not declare or pay any dividends on, or purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or
(iii) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and
(b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank PARI PASSU with or junior to such Notes. The foregoing, however, will not apply to any stock dividends paid by Household International where the dividend stock is the same stock as that on which the dividend is being paid.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the outstanding Trust Preferred Securities. The manner of obtaining any such approval of holders of the Trust Preferred Securities is set forth under "Description of the Trust Preferred Securities--Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Household International and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

    The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Trust Preferred Securities upon full payment of the redemption price of all Trust Preferred Securities, upon distribution of the Notes to the holders of Trust Preferred Securities, or upon full payment of the amounts payable upon liquidation of the Trust. See "Description of the Notes--Events of Default" for a description of the events of default and enforcement rights of the holders of Notes. The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must repay to the Trust or Household International, or their respective successors, any sums paid to them under the Trust Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under a Preferred Securities Guarantee will occur upon the failure of Household International to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Trust Preferred Securities may institute a legal proceeding directly against Household International to enforce such holder's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Notes on the date such interest

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
or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Trust Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Notes having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the respective due date specified in the Notes. In connection with such action, Household International will be subrogated to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by Household International to such holder of Trust Preferred Securities in such action. The holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Notes.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

    Household International's obligations under the Preferred Securities Guarantee to make the guarantee payments will constitute an unsecured obligation of Household International and will rank (i) subordinate and junior in right of payment to all other liabilities of Household International, including the Notes, except those made PARI PASSU or subordinate by their terms, and
(ii) PARI PASSU with the most senior preferred stock now or hereafter issued by Household International and with any guarantee now or hereafter entered into by Household International in respect of any preferred security of any affiliate of Household International. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee. In addition, because Household International is a holding company, its obligations under the Preferred Securities Guarantee are effectively subordinated to all existing and future liabilities of its subsidiaries.

    The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the property trustee to be held for the benefit of the holders of the Trust Preferred Securities. Except as otherwise noted herein, the property trustee has the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Trust Preferred Securities. The Preferred Securities Guarantee will not be discharged except by payment of the guarantee payments in full (without duplication of amounts theretofore paid by the Trust).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

    The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby. The Preferred Guarantee Trustee also serves as property trustee.

    Household International, and certain of its affiliates, maintain a banking relationship with the Preferred Guarantee Trustee. The Preferred Guarantee Trustee, or affiliates thereof, serves as trustee under other indentures pursuant to which securities of Household International, or an affiliate, are outstanding.

GOVERNING LAW

    The Preferred Securities Guarantee will be governed by and construed in accordance with the laws of the State of Illinois.

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                            DESCRIPTION OF THE NOTES

    Set forth below is a description of the terms of the Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture (the "Base Indenture"), dated as of May 15, 1995, between Household International and Bank One, National Association (formerly known as The First National Bank of Chicago) as trustee (the "Debt Trustee"), as supplemented by a Sixth Supplemental Indenture, dated as of November 8, 2001 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. The terms of the Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

    Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Notes may be distributed to the holders of Trust securities in liquidation of the Trust. See "Description of the Trust Preferred Securities--Special Event Redemption or Distribution."

    If the Notes are distributed to the holders of the Trust Preferred Securities, Household International will use its best efforts to have the Notes listed on the New York Stock Exchange or on such other exchange as the Trust Preferred Securities are then listed.

GENERAL

    The Notes will be issued as unsecured junior subordinated debt securities under the Indenture. The Notes will be limited in aggregate principal amount to approximately $206,186,000, such amount being the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and the capital contributed by Household International in exchange for the common interests (the "Payment").

    The Notes are not subject to a sinking fund provision. The Notes will mature on November 15, 2031 (such date, as it may be advanced as hereinafter described, the "Stated Maturity"). If a tax event occurs, then Household International will have the right prior to the termination of the Trust, to advance the Stated Maturity of the Notes to the minimum extent required in order to allow for the payments of interest in respect of the Notes to continue to be tax deductible, but in no event shall the resulting maturity of the Notes be less than 15 years from the date of original issuance thereof. The Stated Maturity shall be advanced only if, in the opinion of counsel to Household International experienced in such matters, (a) after advancing the Stated Maturity, interest paid on the Notes will be deductible for United States federal income tax purposes and (b) advancing the Stated Maturity will not result in a taxable event to holders of the Trust Preferred Securities for United States federal income tax purposes.

    If Household International elects to advance the Stated Maturity of the Notes, it will give notice to the Debt Trustee, and the Debt Trustee will give notice of such change to the holders of the Notes not less than 30 and not more than 60 days prior to the effectiveness thereof.

    If Notes are distributed to holders of the Trust Preferred Securities in liquidation of such holders' interests in the Trust, such Notes will initially be issued as a Global Security. As described herein, under certain limited circumstances, Notes may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement." In the event Notes are issued in certificated form, the Notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Notes issued as Global Securities will be made to the depositary for the Notes. In the event Notes are issued in certificated form, principal and interest will be payable, the transfer of the Notes will be registrable and Notes will be exchangeable for Notes of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in Chicago, Illinois or its current principal corporate trust office; provided, that payment of interest may be made at the option of Household International by check mailed to the address of the persons entitled thereto.

    The Indenture does not contain provisions that afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Household International.

SUBORDINATION

    The Indenture provides that the Notes are subordinated and junior in right of payment to all senior indebtedness of Household International. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Notes may be made if (a) any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or ceasing to exist, or (b) the maturity of any senior indebtedness has been accelerated because of a default. Upon any distribution of assets of Household International to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all senior indebtedness must be paid in full before the holders of Notes are entitled to receive or retain any payment. The rights of the holders of the Notes will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions applicable to such senior indebtedness until all amounts owing on the Notes are paid in full.

    The term "senior indebtedness" means, with respect to Household International, (i) any payment in respect of (a) indebtedness of such obligor for money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by Household International which, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of Household International under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses
(i) through (iv) above of other persons the payment of which Household International is responsible or liable as obligor, guarantor or otherwise; and
(vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Household International (whether or not such obligation is assumed by Household International), except for (1) any such indebtedness that is by its terms subordinated to or PARI PASSU with the Notes and (2) any unsecured indebtedness between or among Household International or its affiliates including all other debt securities and guarantees in respect of these debt securities, issued to
(a) any other trust or a trustee of such trust and (b) any other partnership or other entity affiliated with Household International that is a financing vehicle of Household International or its subsidiaries in connection with the issuance by such financing vehicle of securities similar to the Trust Preferred Securities or other securities that rank PARI PASSU with, or junior to, the Trust Preferred Securities. Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

    The Indenture does not limit the aggregate amount of senior indebtedness which may be issued by Household International. As of September 30, 2001, senior indebtedness of Household International aggregated approximately $3.36 billion. In addition, because Household International is a holding company, its obligations under the Notes will be effectively subordinated to all existing and future

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
liabilities of its subsidiaries. At September 30, 2001, such subsidiaries had total liabilities of approximately $83.80 billion.

CERTAIN COVENANTS

    If (i) there shall have occurred any event that would constitute an event of default under the Indenture, (ii) Household International shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee, or (iii) Household International shall have given notice of its election to extend or defer interest payments on the Notes as provided in the Indenture and such period, or any extension thereof, shall be continuing, then
(a) Household International shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, other than (x) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (y) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (z) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank PARI PASSU with or junior to the Notes.

    For so long as the Trust Securities remain outstanding, Household International will covenant (i) to directly or indirectly maintain 100% ownership of the common interests of the Trust; provided, however, that any permitted successor of Household International under the Indenture may succeed to Household International's ownership of such common interests, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

    Household International shall have the right to redeem the Notes at any time, in whole or in part, on or after November 8, 2006, or at any time, in whole or in part, in certain circumstances upon the occurrence of a tax event as described under "Description of the Trust Preferred Securities--Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice. The redemption price shall be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Trust Preferred Securities resulting from a partial redemption of the Notes would result in the delisting of the Trust Preferred Securities, Household International may only redeem the Notes in whole.

POSSIBLE TAX LEGISLATION

    There can be no assurance that legislation affecting Household International's ability to deduct interest paid on the Notes or the characterization of the Notes for United States federal income tax purposes will not be enacted in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted and apply retroactively to the Notes, such changes could give rise to a tax event, which would, in certain circumstances, require the dissolution of the Trust or permit Household International to redeem the Notes. See "Risk Factors--Redemption of the Trust

Preferred Securities or Notes May Affect Your Return," "Description of Trust Preferred Securities--Special Event Redemption or Distribution," and "Certain United States Federal Income Consequences--Possible Tax Legislation." Such an event may also permit Household International to advance the Stated Maturity of the Notes. See "Description of the Notes--General."

INTEREST

    Each Note shall bear interest at the rate of 7.50% per annum from the original date of issuance, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, an "Interest Payment Date"), commencing February 15, 2002, to the person in whose name such Note is registered, subject to certain exceptions, at the close of business on the business day next preceding such Interest Payment Date. In the event the Notes shall not continue to remain in book-entry only form, Household International shall have the right to select such record dates which shall be not less than fifteen days prior to each Interest Payment Date.

    The amount of interest payable for any period will be computed (i) for any full 90-day quarterly interest payment period, on the basis of a 360-day year of twelve 30-day months and (ii) for any period shorter than a full 90-day quarterly interest payment period for which interest payments are computed, on the basis of a 30-day month, and for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Household International shall have the right at any time, and from time to time, during the term of the Notes to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, provided, that no extension period may extend beyond the maturity of the Notes, at the end of which extension period, Household International shall pay all interest then accrued and unpaid (including any Additional Interest) (together with interest thereon at the rate specified for the Notes to the extent permitted by applicable law); provided further that, during any such extension period, (a) Household International shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (iii) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank PARI PASSU with or junior to the Notes. The foregoing, however, will not apply to any stock dividends paid by Household International where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such extension period, Household International may further defer payments of interest by extending the interest payment period, provided that such extension period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly periods and no extension period may extend beyond the maturity of the Notes. Upon the termination of any extension period and the payment of all amounts then due,

Household International may select a new extension period, as if no extension period had previously been declared, subject to the above requirements. No interest during an extension period, except at the end thereof, shall be due and payable. Household International has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Notes. If the property trustee shall be the sole holder of the Notes, Household International shall give the Regular Trustees and the property trustee notice of its selection of such extension period one business day prior to the earlier of (i) the date distributions on the Trust Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange or the applicable self-regulatory organization or to holders of the Trust Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of Household International's selection of such extension period to the holders of the Trust Preferred Securities. If the property trustee shall not be the sole holder of the Notes, Household International shall give the holders of the Notes notice of its selection of such extension period ten business days prior to the earlier of
(i) the next Interest Payment Date or (ii) the date Household International is required to give notice to the New York Stock Exchange or the applicable self-regulatory organization or to holders of the Notes of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

    If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Household International will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental changes been imposed.

INDENTURE EVENTS OF DEFAULT

    If any Indenture event of default shall occur and be continuing, the property trustee, as the holder of the Notes, will have the right to declare the principal of and the interest on the Notes (including Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Notes.

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "event of default" with respect to the Notes:

        (a) failure for 60 days to pay interest on the Notes, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by Household International shall not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal or premium, if any, on the Notes when due whether at maturity or upon earlier redemption;

        (c) failure to observe or perform any other covenant (other than those specifically relating to another series of Notes) contained in the Indenture for 90 days after written notice to Household International from the Debt Trustee or the holders of at least 25% in principal amount of the outstanding Notes; or

        (d) certain events of bankruptcy, insolvency, or reorganization of Household International; or

        (e) the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Notes to the holders of Trust Preferred Securities in liquidation of the Trust and in connection with certain mergers, consolidations or amalgamation permitted by the Declaration.

    The holders of a majority in aggregate outstanding principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Notes may declare the principal due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee.

    The holders of a majority in aggregate outstanding principal amount of the Notes affected thereby may, on behalf of the holders of all the Notes, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenant of Household International not to declare or pay dividends on, or redeem, purchase or acquire any of its capital stock during an extension period. An Indenture event of default also constitutes a Declaration Event of Default. The holders of Trust Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Notes. See "Description of the Trust Preferred Securities--Declaration Events of Default" and "--Voting Rights."

    Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Notes on the date such interest or principal is otherwise payable, Household International acknowledges that, in such event, a holder of Trust Preferred Securities may institute a direct action for payment on or after the respective due date specified in the Notes. Household International may not amend the Indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of Trust Preferred Securities of the Trust. Notwithstanding any payment made to such holder of Trust Preferred Securities by Household International in connection with such a direct action, Household International shall remain obligated to pay the principal of or interest on the Notes held by the Trust or property trustee, and Household International shall be subrogated to the rights of the holder of such Trust Preferred Securities with respect to payments on the Trust Preferred Securities to the extent of any payments made by Household International to such holder in any such direct action. The holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Notes.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Trust Preferred Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Notes will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Notes in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

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    Except as provided below, owners of beneficial interests in such a Global
Security will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

    If Notes are distributed to holders of Trust Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Notes. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Trust Preferred Securities-- Book-Entry Only Issuance--The Depository Trust Company." The description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Trust Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Household International may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

    None of Household International, the Trust, the Debt Trustee, any paying agent and any other agent of Household International or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Global Security shall be exchangeable for Notes registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies Household International that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (ii) Household International in its sole discretion determines that such Global Security shall be so exchangeable or (iii) there shall have occurred an event of default with respect to the Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such Global Security.

    In the event the Notes are not represented by one or more Global Securities, certificates evidencing Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Note Registrar or at the office of any transfer agent designated by Household International for such purpose with respect to the Notes, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Note Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Household International has appointed the Debt Trustee as Note Registrar with respect to the Notes. Household International may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Household International will be required to maintain a transfer agent at the place of payment. Household International may at any time designate additional transfer agents with respect to the Notes.

    In the event of any redemption in part, Household International shall not be required to (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before any selection for redemption of Notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the Notes and (ii) register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Notes being redeemed in part.

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium (if any) on the Notes will be made only against surrender to the paying agent of the Notes. Principal of and any premium and interest, if any, on Notes will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as Household International may designate from time to time, except that at the option of Household International payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Note Register with respect to the Notes. Payment of interest on Notes on any Interest Payment Date will be made to the person in whose name the Notes (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

    The Indenture Trustee will act as paying agent with respect to the Notes. Household International may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that Household International will be required to maintain a paying agent at the place of payment.

    All moneys paid by Household International to a paying agent for the payment of the principal of or premium or interest, if any, on the Notes which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to Household International and the holder of such Notes will thereafter look only to Household International for payment thereof.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting Household International and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of the Notes; provided, that no such modification may, without the consent of the holder of each outstanding Note affected thereby, (i) extend the fixed maturity of the Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest beyond the time for extension provided therein, or reduce any premium payable upon the redemption thereof, without the consent of the holder of Notes so affected or (ii) reduce the percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Note then outstanding and affected thereby.

    In addition, Household International and the Debt Trustee may execute, without the consent of holders of the Notes, any supplemental indenture for certain other usual purposes including the creation of any new series of Notes.

CONSOLIDATION, MERGER AND SALE

    The Indenture provides that Household International will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless (a) the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all Notes issued thereunder and the performance of every other covenant of the Indenture on the part of Household International and (b) immediately thereafter no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Household International under the Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Notes.

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, Household International will be discharged from any and all obligations in respect of the Notes (except in each case for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) if Household International deposits with the Debt Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, and interest on, the Notes on the dates such payments are due in accordance with the terms of the Notes.

    For United States federal income tax purposes, any such defeasance of the Notes will be treated as a taxable exchange of the Notes for an issue of obligations of the trust or a direct interest in the cash or government securities held in the trust. In that case, holders of the Trust Preferred Securities would recognize gain or loss as if the trust obligations or the cash or government obligations deposited, as the case may be, had actually been received by them in exchange for their Trust Preferred Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Holders of the Trust Preferred Securities should consult their own tax advisors as to the specific consequences of defeasance.

GOVERNING LAW

    The Indenture and the Notes will be governed by, and construed in accordance with, the internal laws of the State of Illinois.

INFORMATION CONCERNING THE DEBT TRUSTEE

    The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    Household International and certain of its affiliates maintain a deposit account and a banking relationship with the Debt Trustee. The Debt Trustee serves as trustee under other indentures pursuant to which debt securities of an affiliate of Household International are outstanding.

MISCELLANEOUS

    Household International will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Household International; provided, that, in the event of any such assignment, Household International will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

    The Indenture will also provide that Household International will pay all fees and expenses related to (i) the offering of the Trust Securities and the Notes, (ii) the organization, maintenance and dissolution of the Trust,
(iii) the retention of the Household International trustees and (iv) the enforcement by the property trustee of the rights of holders of Trust Preferred Securities.

                     EFFECT OF OBLIGATIONS UNDER THE NOTES
                     AND THE PREFERRED SECURITIES GUARANTEE

    As set forth in the Declaration, the sole purpose of the Trust is to issue Trust Preferred Securities and the common interests and invest the proceeds thereof in the Notes.

    As long as payments of interest and other payments are made when due on the Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Notes will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) Household International shall pay for all costs and expenses of the Trust; and (iv) the Declaration provides that the Household International trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by Household International as and to the extent set forth under "Description of the Preferred Securities Guarantee." If Household International does not make interest payments on the Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Preferred Securities Guarantee is a guarantee on a subordinated basis from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

    If Household International fails to make interest or other payments on the Notes when due (taking into account any extension period), the Declaration provides a mechanism whereby the holders of the Trust Preferred Securities, using the procedures described in "Description of the Trust Preferred Securities--Voting Rights," may (i) appoint a Special Regular Trustee and
(ii) direct the property trustee to enforce its rights under the Notes, including proceeding directly against Household International to enforce the Notes. If the property trustee fails to enforce its rights under the Notes, a holder of Trust Preferred Securities may institute a legal proceeding directly against Household International to enforce the property trustee's rights under the Notes without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Notes on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Trust Preferred Securities may institute an action for payment on or after the respective due date specified in the Notes. In connection with such action, Household International will be subrogated to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by Household International to such holder of Trust Preferred Securities in such action. Household International, under the Preferred Securities Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Trust Preferred Securities.

    If Household International fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Trust Preferred Securities may institute a legal proceeding directly against Household International to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

    The Preferred Securities Guarantee, when taken together with Household International's obligations under the Notes, the Indenture and the Declaration, including its obligations under the

Indenture to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities. See "Description of the Preferred Securities Guarantee--General."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Trust Preferred Securities to a beneficial owner that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof or the District of Columbia or an estate or trust treated as a United States person under
Section 7701(a)(30) of the Code (a "Holder"). Except as set forth below, this summary does not address the United States federal income tax consequences to persons other than Holders.

    This summary is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Trust Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a Holder. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to a Holder.

CLASSIFICATION OF HOUSEHOLD CAPITAL TRUST VII

    Sidley Austin Brown & Wood, special counsel to Household International and the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the Declaration (and certain other documents), Household Capital Trust VII will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation or as a publicly traded partnership. Each Holder will be treated as owning an undivided beneficial interest in the Notes. Accordingly, each Holder will be required to include in its gross income interest (or accrued original issue discount ("OID"), if any) with respect to its allocable share of Notes. Investors should be aware that the opinion of Sidley Austin Brown & Wood does not address any other issue and is not binding on the Internal Revenue Service (the "Service") or the courts.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Unless the Notes are issued with OID, stated interest on the Notes will be taxable to a Holder as ordinary income at the time such interest is paid (if the Holder uses the cash method of accounting for tax purposes) or accrued (if the Holder uses the accrual method of accounting for tax purposes). Under regulations of the U.S. Treasury Department, the Notes will not be considered issued with OID if they contain terms that make the likelihood of Household International exercising its right to defer interest (as described under "Description of the Notes--Option to Extend Interest Payment Period") a "remote" contingency at the time the Notes are issued. Household International believes that such likelihood is remote, because exercise of its right to defer interest would prevent Household International from declaring dividends on its capital stock. Accordingly, Household International intends to take the position that the Notes will not be issued with OID. However, the definition of the term "remote" in the regulations has not yet been addressed in any rulings or other interpretations by the Service, and it is possible that the Service would assert that the Notes were issued with OID.

    If, notwithstanding Household International's current belief, it did exercise its right to defer interest payments, the Notes would be treated as if they were retired and then reissued with OID at such time. In such case, the amount of OID would generally be equal to the interest payable thereafter.

    If the Notes were treated as having been issued or reissued with OID (either because Household International exercises its right to defer interest payments or because the likelihood of exercise of such right is not considered a remote contingency at the time of issuance), Holders would include that interest in income on an accrual basis, regardless of their method of tax accounting. The amount of OID that accrued in any period would approximately equal the amount of interest that accrued on the Notes in that period at the stated interest rate. If interest payments were received later than the taxable year in which the interest accrued, OID treatment would have the effect of accelerating the reporting of income for Holders who otherwise use the cash method of tax reporting.

    Corporate Holders of Trust Preferred Securities will not be entitled to a dividends-received deduction with respect to any interest earned with respect to the Trust Preferred Securities.

PREMIUM AND MARKET DISCOUNT

    To the extent a Holder acquires its Trust Preferred Securities at a price that is greater or, subject to a specified DE MINIMUS threshold, less than the principal payable at maturity (or, if the Notes are treated as having been issued or reissued with OID, the adjusted issue price of such Holder's share of Notes (which generally should approximate par plus any accrued and unpaid OID)), the Holder will be deemed to have acquired its interest in the Trust Preferred Securities at a premium or with market discount, as the case may be. A Holder acquiring Trust Preferred Securities at a premium may elect to reduce the amount of interest payments (and will reduce the amount of OID, if any) required to be included in income to reflect amortization of the premium over the remaining term. A Holder acquiring Trust Preferred Securities with market discount will include the amount of such discount in income in accordance with the market discount rules described below.

    A Holder acquiring Trust Preferred Securities with market discount generally will be required to recognize ordinary income to the extent of accrued market discount upon the retirement of the underlying Notes or, to the extent of any gain, upon the disposition of the Trust Preferred Securities. Such market discount will accrue ratably, or, at the election of the Holder, under a constant yield method over the remaining term of the Notes. A Holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Trust Preferred Securities acquired with market discount. In lieu of the foregoing, a Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Holder in the taxable year of the election and thereafter, in which case the interest deferral rule will not apply.

RECEIPT OF NOTES UPON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under the caption "Description of Trust Preferred Securities--Special Event Redemption or Distribution," Notes may be distributed to Holders in exchange for the Trust Preferred Securities and in liquidation of the Trust. Under current law, such a distribution would be treated as a non-taxable event to each Holder, and each Holder would receive an aggregate tax basis in the Notes equal to such Holder's aggregate tax basis in its Trust Preferred Securities. A Holder's holding period in the Notes so received in liquidation of the Trust would include the period for which the Trust Preferred Securities were held by such Holder.

SALE OF TRUST PREFERRED SECURITIES AND REDEMPTION OF NOTES

    A Holder that sells Trust Preferred Securities, or whose Trust Preferred Securities or Notes (distributed to Holders upon liquidation of the Trust) are redeemed, will recognize gain or loss equal to the difference between its adjusted tax basis in the Trust Preferred Securities or Notes and the amount realized on the sale or redemption. A Holder's adjusted tax basis in the Trust Preferred Securities or Notes generally will be its initial purchase price increased by OID, if any, previously includible in such Holder's gross income to the date of disposition (and the accrual of market discount, if any) and decreased by payments (other than payments of interest not reflected in OID) received on the Trust Preferred Securities and/or Notes and by any premium that the Holder has taken into account. Subject to the market discount rules described above, any such gain or loss generally will be capital gain or loss.

    The Trust Preferred Securities may trade at prices that do not accurately reflect the value of accrued but unpaid interest with respect to the underlying Notes. A Holder that uses the accrual method of accounting for tax purposes (and a cash-method Holder if the Notes are deemed to have been issued with OID) and that disposes of Trust Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Notes through the date of disposition in income as ordinary income, and to add such amount to such Holder's adjusted tax basis in the PRO RATA share of the underlying Notes deemed disposed of. To the extent that the selling price is less than the Holder's adjusted tax basis (so determined) a Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

POSSIBLE TAX LEGISLATION

    There can be no assurance that legislation affecting Household International's ability to deduct interest paid on the Notes or the characterization of the Notes for United States federal income tax purposes will not be enacted in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted and apply retroactively to the Notes, such changes could give rise to a "tax event," which would, in certain circumstances, require the dissolution of the Trust or permit Household International to redeem the Notes. See "Risk Factors--Redemption of the Trust Preferred Securities or Notes May Affect Your Return," "Description of Trust Preferred Securities--Special Event Redemption or Distribution," and "Description of the Notes--Possible Tax Legislation." Such an event may also permit Household International to advance the Stated Maturity of the Notes. See "Description of the Notes--General."

FOREIGN INVESTORS

    Subject to the discussion of backup withholding below, interest (including
OID) with respect to the Trust Preferred Securities paid to a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust (collectively, "United States Alien Holder") will be exempt from withholding of United States federal income tax, provided that the United States Alien Holder (or, in certain cases, each beneficial owner thereof) complies with applicable certification requirements (and does not actually or constructively own ten percent or more of the total combined voting power of all classes of stock of Household International entitled to vote and is not a controlled foreign corporation related to Household International or its affiliates).

INFORMATION REPORTING TO HOLDERS

    Subject to the qualifications discussed below, income on the Trust Preferred Securities will be reported to Holders on Form 1099, which forms should be mailed to Holders of Trust Preferred Securities by January 31 following each calendar year.

    The Trust will be obligated to report annually to Cede & Co., as Holder of record of the Trust Preferred Securities, the interest (and OID, if any) with respect to the Trust Preferred Securities that accrued during that year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record Holders until April 15 following each calendar year. The Underwriters have indicated to the

Trust that, to the extent that they hold Trust Preferred Securities as nominees for beneficial Holders, they currently expect to report to such beneficial Holders on Forms 1099 by January 31 following each calendar year. Under current law, record holders of Trust Preferred Securities who hold as nominees for beneficial Holders will not have any obligation to report information regarding the beneficial Holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial Holders who are not also record holders. Thus, beneficial Holders of Trust Preferred Securities who hold their Trust Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Trust Preferred Securities from such nominee holders rather than the Trust.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Trust Preferred Securities may be subject to a "backup" withholding tax of 30.5% (which rate is scheduled to be reduced in steps to 28% in 2006) unless the Holder or the United States Alien Holder complies with certain identification or certification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, if any, provided the required information is provided to the Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                          CERTAIN ERISA CONSIDERATIONS

    Before authorizing an investment in the Trust Preferred Securities, fiduciaries of pension, profit sharing or other employee benefit plans subject to ERISA ("Plans") should consider, among other matters, (a) ERISA's fiduciary standards (including its prudence and diversification requirements),
(b) whether such fiduciaries have authority to make such investment in the Trust Preferred Securities under the applicable Plan investment policies and governing instruments, and (c) rules under ERISA and the Code that prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction."

    Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code (collectively, "Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Such administrative exemptions include the following prohibited transaction class exemptions ("PTCE"): PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transaction involving insurance company general accounts), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

    The Department of Labor has issued a regulation (29 C.F.R.
section 2510.3-101) (the "Plan Assets Regulation") concerning the definition of what constitutes the assets of a Plan. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed, for purposes of ERISA, to be assets of the investing Plan unless certain exceptions apply.

    Pursuant to an exception contained in the Plan Assets Regulations, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if the equity interests acquired by employee benefit plans are "publicly-offered securities"--that is, they are (1) widely held (i.e., owned by more than 100 investors independent of the issuer and of each other), (2) freely transferable and (3) sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under
Section 12(b) or 12(g) of the Exchange Act. It is expected that the Trust Preferred Securities will meet the criteria of "publicly-offered securities" above. The Underwriters expect that the Trust Preferred Securities will be held by at least 100 independent investors at the conclusion of the offering; there are no restrictions imposed on the transfer of the Trust Preferred Securities and the Trust Preferred Securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

    Although it is expected that the assets of the Trust should not be deemed to be "plan assets" of an investing Plan, if Household International or the Trust is a Party in Interest with respect to the Plan, in the absence of an applicable exemption, the Plan's purchase of the Trust Preferred Securities from the Trust would likely constitute a prohibited transaction under Section 406(a)(1)(A) or ERISA and Section 4975(c)(1)(A) of the Code. In addition, in the absence of an applicable exemption, certain other transactions coincident to the Trust Preferred Securities may involve a prohibited transaction, such as a distribution of the Notes from the Trust to a Plan investor.

    Any plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Trust Preferred Securities should consult with their own counsel to confirm that such investment will not result in a prohibited transaction that is not subject to an exemption and will satisfy any other applicable requirements of ERISA and the Code. Each purchaser using assets of a Plan to acquire Trust Preferred Securities will be deemed to have represented that its purchase and holding of such Trust Preferred Securities will not result in a non-exempt prohibited transaction under ERISA or the Code or will be covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

    Governmental Plans and certain church plans are not subject to ERISA, and are also not subject to the prohibited transaction provisions of Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and the Code discussed above. Accordingly, fiduciaries of governmental and church plans, in consultation with their advisers, should consider the impact of their respective state laws on investments in the Trust Preferred Securities and the considerations discussed above to the extent applicable.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Trust has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., A.G. Edwards & Sons, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prudential Securities Incorporated and UBS Warburg LLC are acting as representatives (the "Representatives"), and the Underwriters have severally agreed to purchase from the Trust, the respective number of Trust Preferred Securities set forth opposite their names below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein (including, without limitation, the approval of certain legal matters by counsel to the Underwriters), to purchase all the Trust Preferred Securities offered hereby if any of the Trust Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                 NUMBER OF
                                                              TRUST PREFERRED
UNDERWRITER                                                     SECURITIES
-----------                                                   ---------------
Morgan Stanley & Co. Incorporated...........................     1,154,000
Salomon Smith Barney Inc....................................     1,154,000
A.G. Edwards & Sons, Inc....................................     1,153,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................     1,153,000
Prudential Securities Incorporated..........................     1,153,000
UBS Warburg LLC.............................................     1,153,000
Bear, Stearns & Co. Inc.....................................        40,000
CIBC World Markets Corp.....................................        40,000
Credit Suisse First Boston Corporation......................        40,000
Dain Rauscher Incorporated..................................        40,000
Deutsche Banc Alex. Brown Inc...............................        40,000
First Union Securities, Inc.................................        40,000
Goldman, Sachs & Co.........................................        40,000
H & R BLOCK Financial Advisors, Inc.........................        40,000
Legg Mason Wood Walker, Inc.................................        40,000
Fleet Securities, Inc.......................................        40,000
Charles Schwab & Co., Inc...................................        40,000
TD Waterhouse Investor Services, Inc........................        40,000
Tucker Anthony Incorporated.................................        40,000
U.S. Bancorp Piper Jaffray Inc..............................        40,000
Wells Fargo Van Kasper, LLC.................................        40,000
Advest Inc..................................................        20,000
ABN AMRO Incorporated.......................................        20,000
Robert W. Baird & Co. Incorporated..........................        20,000
Banc of America Securities LLC..............................        20,000
BB&T Capital Markets, a Division of Scott & Stringfellow....        20,000
William Blair & Company, L.L.C..............................        20,000
Davenport & Company LLC.....................................        20,000
D.A. Davidson & Co..........................................        20,000
Fahnestock & Co. Inc........................................        20,000
Fifth Third Securities, Inc.................................        20,000
Gibraltar Securities Co.....................................        20,000
Gruntal & Co., L.L.C........................................        20,000
HSBS Securities (USA) Inc...................................        20,000

                                                                 NUMBER OF
                                                              TRUST PREFERRED
UNDERWRITER                                                     SECURITIES
-----------                                                   ---------------
Janney Montgomery Scott LLC.................................        20,000
C.L. King & Associates, Inc.................................        20,000
McDonald Investments Inc., a KeyCorp Company................        20,000
Mesirow Financial, Inc......................................        20,000
Parker/Hunter Incorporated..................................        20,000
Pershing/ a Division of Donaldson, Lufkin & Jenrette........        20,000
Raymond James & Associates, Inc.............................        20,000
Southwest Securities, Inc...................................        20,000
Stifel, Nicolaus & Company Incorporated.....................        20,000
The Williams Capital Group, L.P.............................        20,000
Wachovia Securities, Inc....................................        20,000
                                                                 ---------
Total.......................................................     8,000,000
                                                                 =========

    The Representatives have advised us that they propose initially to offer the Trust Preferred Securities to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $.50 per Trust Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.45 per Trust Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the Representatives.

    In view of the fact that the proceeds from the sale of the Trust Preferred Securities will be used to purchase the Notes issued by Household, the Underwriting Agreement provides that Household will pay to the Underwriters as compensation for their arranging the investment therein of such proceeds an amount of $.7875 per Trust Preferred Security (or $6,300,000 in the aggregate). Household estimates that the total expenses of the offering, excluding the underwriting commission, will be $275,000.

    Household and the Trust have agreed that, during a period of 30 days from the date of the Underwriting Agreement they will not offer, sell, contract to sell or otherwise dispose of any preferred securities in any trust similar to the Trust, any other beneficial interests in the assets of the Trust or any trust similar to the Trust, or any preferred securities or any other securities of the Trust or Household, as the case may be, that are substantially similar to the Trust Preferred Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive securities, preferred securities or any such substantially similar securities of either the Trust, any trust similar to the Trust or Household that are subordinated to Household's senior indebtedness in a manner substantially similar to the subordination of the Notes, without the prior written consent of the Underwriters, except for the Trust Preferred Securities offered in connection with this offering.

    The Trust Preferred Securities are a new issue of securities with no established trading market. The Trust Preferred Securities are expected to be approved for listing on the New York Stock Exchange subject to official notice of issuance. Trading of the Trust Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Trust Preferred Securities. The Underwriters have advised Household and the Trust that they intend to make a market in the Trust Preferred Securities prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Trust Preferred Securities.

    In order to meet one of the requirements for listing the Trust Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Trust Preferred Securities to a minimum of 400 beneficial holders.

    Household and the Trust have agreed to indemnify the several Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    In order to facilitate the offering of the Trust Preferred Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Preferred Securities. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Trust Preferred Securities for their own account. In addition, to cover overallotments or to stabilize the price of the Trust Preferred Securities, the Underwriters may bid for, and purchase, the Trust Preferred Securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Trust Preferred Securities in the offering, if the syndicate repurchases previously distributed Trust Preferred Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Trust Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    It is expected that delivery of the Trust Preferred Securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fifth business day following the date of pricing of the Trust Preferred Securities. Under
Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, purchases or sales of securities in the secondary market generally are required to settle within three business days ("T+3"), unless the parties to any such transactions expressly agree otherwise. Accordingly, prospective purchasers of the Trust Preferred Securities who wish to trade such securities will be required, by virtue of the fact that the Trust Preferred Securities initially will settle within five business days ("T+5"), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Prospective purchasers of the Trust Preferred Securities who wish to trade prior to the settlement date should consult their own legal advisors.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to Household and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering the Trust Preferred Securities, the Notes and the guarantee. For further information on Household International and the Trust Preferred Securities, the Notes and the guarantee, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that are included with that registration statement. Because this prospectus may not contain all the information that you may find important, you should review the full text of these contracts and documents.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to incorporate by reference the information we file with them, which means:

    - incorporated documents are considered part of the prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

    - annual report on Form 10-K for the year ended December 31, 2000;

    - quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2001; and

    - current reports on Form 8-K filed January 17, 2001, April 18, 2001,
      July 18, 2001, August 1, 2001, September 25, 2001, and October 17, 2001.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

    - reports filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                                Ms. Darcie Oakes
                       Office of the Corporate Secretary
                         Household International, Inc.
                               2700 Sanders Road
                           Prospect Heights, Illinois
                                  847-564-7580
                          email: djoakes@household.com

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trust and Household International by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trust and Household International. The validity of the Notes, the Preferred Securities Guarantee and certain matters relating thereto will be passed upon on behalf of Household International by John W. Blenke, Vice President--Corporate Law and Assistant Secretary of Household International. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois. Certain United States federal income taxation matters will be passed upon for Household International and the Trust by Sidley Austin Brown & Wood, Chicago, Illinois.

                                    EXPERTS

    The financial statements and schedules of Household International and its subsidiaries, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

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                      8,000,000 TRUST PREFERRED SECURITIES

                          HOUSEHOLD CAPITAL TRUST VII

                        7.50% TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                         HOUSEHOLD INTERNATIONAL, INC.

                                ---------------
                                   PROSPECTUS
                             ---------------------

MORGAN STANLEY                                              SALOMON SMITH BARNEY
                                ---------------

A.G. EDWARDS & SONS, INC.

              MERRILL LYNCH & CO.

                            PRUDENTIAL SECURITIES

                                           UBS WARBURG

                                NOVEMBER 1, 2001

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